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EXHIBIT 3.15

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

OF

HUNTSMAN CHEMICAL COMPANY LLC

        THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") of HUNTSMAN CHEMICAL COMPANY LLC, a Utah limited liability company formerly known as Huntsman Mergco LLC (the "Company"), is made and entered into as of the 12th day of August, 2002, by HUNTSMAN CORPORATION, a Utah corporation and the Company's initial and sole Member (the "Initial Member").

        WHEREAS, the Company has been organized as a limited liability company pursuant to the Utah Revised Limited Liability Company Act; and

        WHEREAS, in connection with the organization of the Company, the initial Member consented to and adopted an Operating Agreement dated as of the Effective Date (the "Original Operating Agreement), defining its rights and obligations with respect to the Company's governance and financial and other affairs and providing regulations and procedures for the conduct of the Company's activities; and

        WHEREAS, the Company has changed its name in connection with the merger of Huntsman Chemical Corporation, a Texas corporation, with and into the Company; and

        WHEREAS, pursuant to the provisions of Section 12.2 of the Original Operating Agreement, the initial Member desires and intends to amend and restate the Original Operating Agreement in its entirety.

        NOW, THEREFORE, for the purposes set forth above and intending to be legally bound, the Initial Member does hereby hereby amend and restate the Original Operating Agreement in its entirely and, as of the date hereof, does hereby consent to and adopt this Agreement in accordance with the provisions of the Act and does otherwise hereby agree in respect of the Company and its interests therein as follows:

ARTICLE 1

DEFINITIONS

        1.1    Scope.    For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, capitalized terms have the meanings specified in this Article.

        1.2    Defined Terms.

        (a)   "Act" means the Utah Revised Limited Liability Company Act and any successor statute, as amended from time to time.

        (b)   "Agreement" means this First Amended and Restated Operating Agreement, including any amendments.

        (c)   "Articles of Organization" means the Articles of Organization filed in the office of the Division in conformity with the Act to organize the Company as a Utah limited liability company, including any amendments.

        (d)   "Board of Managers" means the governing board of the Company, constituted, appointed, and empowered as provided in Article 4 hereof.

        (e)   "Capital Account" of a Member means the capital account maintained for such Member in accordance with Section 6.3 hereof.

        (f)    "Code" means the Internal Revenue Code of 1986, as amended.

        (g)   "Common Units" means the single class of interests in the Company as provided in Section 6.1 hereof.

        (h)   "Company" means Huntsman Chemical Company LLC, a Utah limited liability company formerly known as Huntsman Mergco LLC, and any successor limited liability company.

        (i)    "Designated Office" shall have the meaning specified in Section 2.4(a) hereof.

        (j)    "Division" means the Division of Corporations and Commercial Code of the Utah State Department of Commerce.

        (k)   "Effective Date" with respect to this Agreement, means August 2, 2002, which is the date on which the Articles of Organization were filed in the office of the Division.

        (l)    "Initial Member" means Huntsman Corporation, a Utah corporation.

        (m)  "Manager" means a Person, whether or not a Member, who is appointed to the Board of Managers of the Company pursuant to the provisions of Article 4 hereof.

        (n)   "Member" means the initial Member and any Person who subsequently is admitted as an additional or substitute Member after the Effective Date pursuant to the Act and this Agreement.

        (o)   "Person" means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, nominee, or any other individual or entity in its own or any representative capacity.

        (p)   "Profit" as to a positive amount, and "Loss" as to a negative amount, mean, for a Taxable Year, the Company's income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the Company's method of accounting and consistency applied.

        (q)   "Regulations" means proposed, temporary, or final regulations promulgated under the Code by the Department of the Treasury, as amended.

        (r)   "Taxable Year" means the Company's Fiscal Year as determined in accordance with Section 2.9 hereof.

        (s)   "Unit Certificate" means a certificate evidencing Common Units of the Company as provided in Section 6.4 hereof

ARTICLE 2

THE COMPANY

        2.1    Organization.    The Company is a Utah limited liability company organized under the Act. Express authorization is hereby given to Brent M. Stevenson for the exclusive purpose of executing, as Organizer, the Articles of Organization of the Company which have been filed in the office of the Division.

        2.2    Name.    The name of the Company shall be "Huntsman Chemical Company LLC" and its business shall be carried on in such name with such variations and changes as the Board of Managers shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company's operations are conducted.

        2.3    Business Purpose and Powers.    The Company is formed for the purpose of engaging in any lawful business purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion, or attainment of the business purposes or activities of the Company.

        2.4    Designated Office and Registered Agent.

        (a)    Designated Office.

          (1)   The Company's registered office is its Designated Office.

          (2)   The Company at any time may change the location of its Designated Office by filing a statement of change with the Division within thirty (30) days after the effective date of the change.

        (b)    Registered Office and Agent.

          (1)   The Company's initial registered office is located at Suite 1300, 185 South State Street, Salt Lake City, Utah, 84111-1536 and its initial registered agent at that location is Brent M. Stevenson.

          (2)   The Company at any time may change the location of its registered office or the identity of its registered agent by filing a statement of change with the Division within thirty (30) days after the effective date of the change. However, the location of the registered agent's office must remain the same as the location of the Company's registered office.

          (3)   If the location of the registered agent's office changes, the registered agent may change the location of the Company's registered office by giving written notice of the change to the Company and filing a statement of change with the Division within thirty (30) days after the effective date of the change.

        2.5    Term.    Subject to the provisions of this Agreement and the Act, the Company's existence shall commence on the Effective Date and continue through December 31, 2080.

        2.6    Principal Place of Business.    The principal place of business of the Company shall be at such location as the Board of Managers may from time to time select.

        2.7    Title to Company Property.    Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company and no real or other property of the Company shall be deemed to be owned by any Member individually. The Common Units of the Members shall constitute personal property.

        2.8    Business Transactions of the Members with the Company.    In accordance with Section 48-2c-119 of the Act, any Member may transact business with the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Member.

        2.9    Fiscal Year.    The fiscal year of the Company (the "Fiscal Year") for financial statement purposes shall end on December 31 of each year.

ARTICLE 3

MEMBERS

        3.1    Initial Member.    The name and address of the Initial Member are as follows:

Name	Address
Huntsman Corporation	500 Huntsman Way Salt Lake City, Utah 84108

        3.2    Member Meetings.

        (a)    Actions by the Members.    The Members may approve a matter or take any action at a meeting of Members or, without a meeting, by the written consent of the Members pursuant to Section 3.2(b).

        (b)    Action by Written Consent.    Any action may be taken by the Members of the Company without a meeting of Members and without prior notice if authorized by the written consent or consents of Members holding more than fifty percent (50%) of the aggregate Common Units of all Members. In no instance where action is authorized by written consent of the Members as provided in this Section 3.2(b) will a meeting of Members be called or notice be given. However, a copy of the action taken by written consent shall be filed with the records of the Company and, in any instance where less than all of the Members shall have consented in writing to such action, a copy shall be sent to such Members who have not consented at least five (5) days before the action authorized by such consent is effected.

        (c)    Call of Meeting.    The Chairman of the Board, the Chief Executive Officer, the President, the Board of Managers, or any Member or Members holding at least twenty-five percent (25%) of the aggregate Common Units of all Members may call a meeting of Members by giving written notice to all Members not less than five (5) nor more than sixty (60) days prior to the date of the meeting. Notice of a meeting may be given orally or in writing or by electronic means. The notice must specify the date, place, and time of the meeting. A Member may waive notice of a meeting of Members orally, in writing, or by attendance at the meeting.

        (d)    Place of Meeting.    The person calling the meeting may designate any place within or without the State of Utah as the place for the meeting. If no place is designated, the place of the meeting shall be the Designated Office or, if there is no Designated Office in the State of Utah, then at the registered office of the Company in the State of Utah.

        (e)    Members of Record.    Only Persons who are Members of record at the time notice of a meeting is given shall be entitled to notice of or to vote at the meeting; provided, however, that (i) a fiduciary (such as a trustee, personal representative, or guardian) shall be entitled to act in such capacity on behalf of a Member of record if evidence of such status is presented to the Company, and (ii) a surviving joint tenant shall be entitled to receive notice and act if evidence of the other joint tenant's death is presented to the Company.

        (f)    Proxy Voting.    Any Member may act at a meeting of Members through a Person authorized by written proxy, duly executed by such Member, and filed with the secretary of the meeting before or at the time of the meeting.

        (g)    Quorum.    Members holding more than fifty percent (50%) of the aggregate Common Units of all Members will constitute a quorum at a meeting of Members. No action may be taken in the absence of a quorum; provided, however, that Members present at any meeting at which a quorum is present may continue to transact business notwithstanding the withdrawal of Members from the meeting in such numbers that less than a quorum remains.

        (h)    Required Vote.    Except with respect to matters for which a greater minimum vote is required by the Act or this Agreement, the vote of Members holding more than fifty percent (50%) of the aggregate Common Units of all Members will constitute the act of the Members at a meeting of Members.

        (i)    Telephonic Meeting.    A Member may participate in and be considered present at a meeting by, or the meeting may be conducted through the use of, any means of communication by which all Persons participating in the meeting may hear each other or otherwise communicate with each other during the meeting.

        3.3    Negation of Fiduciary Duties.    A Member who is not also a Manager owes no fiduciary duties to the Company or to the other Members solely by reason of being a Member.

        3.4    Liability of the Member.    All debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the

Company, and no Member (including without limitation the initial Member) shall be obligated personally for any such debt, obligation, or liability of the Company.

        3.5    Power to Bind the Company.    A Member (acting in its capacity as such) shall have no authority to bind the Company with respect to any matter.

        3.6    Admission of Members.    New Members shall be admitted only upon the written consent of the Initial Member and the Company.

ARTICLE 4

BOARD OF MANAGERS

        4.1    General Powers.    All powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Managers, in accordance with the provisions of this Article 4.

        4.2    Number and Tenure of Managers.

        (a)    Number.    The number of Managers comprising the Company's Board of Managers shall be not less than one (1) nor more than ten (10). The number of Managers comprising the Company's initial Board of Managers shall be three (3). The number of Managers may be changed within the range specified in this Section 4.2(a) from time to time by resolution of the Board of Managers, but no decrease may shorten the term of any incumbent Manager.

        (b)    Tenure.    Each Manager shall hold office until such Manager's death, resignation, or removal, whichever first occurs. No decrease in the authorized number of Managers shall have the effect of shortening the term of any incumbent Manager

        4.3    Regular Meetings of the Board of Managers.    The Board of Managers may provide, by resolution, the time and place for the holding of regular meetings without other notice than such resolution.

        4.4    Special Meetings of the Board of Managers.    Special meetings of the Board of Managers may be called by or at the request of the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, or any Manager. The person calling a special meeting of the Board of Managers may fix any place as the place for holding the meeting.

        4.5    Notice and Waiver of Notice of Special Meetings of the Board of Managers.

        (a)    Notice.    Special meetings of the Board of Managers must be preceded by at least two (2) days notice of the date, time, and place of the meeting. Notice may be communicated in person, by telephone, by any form of electronic communication, or by mail or private courier. At the written request of any Manager, notice of any special meeting of the Board of Managers shall be given to such Manager by facsimile or telex, as the case may be, at the number designated in writing by such Manager from time to time.

        (b)    Effective Date.    Notice of any meeting of the Board of Managers shall be deemed to be effective and delivered at the earliest of the following: (1) when received; (2) five (5) days after it is mailed; (3) the date shown on the return receipt if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the Manager; or (4) the date shown on the electronic confirmation that the facsimile sent to the Manager has been received at the current facsimile number designated in writing by the Manager for notices by facsimile transmission hereunder.

        (c)    Waiver of Notice.    A Manager may waive notice of any meeting. Except as provided in Section 4.5(d), the waiver must be in writing and signed by the Manager entitled to the notice. The waiver shall be delivered to the Company for filing with the Company's records, but delivery and filing are not conditions to its effectiveness.

        (d)    Effect of Attendance.    The attendance of a Manager at a meeting of the Board of Managers shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business and at the beginning of the meeting, or promptly upon arrival, the Manager objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice, and does not thereafter vote for or assent to action taken at the meeting.

        4.6    Quorum of Managers.    A majority of the authorized number of Managers shall constitute a quorum for the transaction of business at any meeting of the Board of Managers

        4.7    Manner of Acting.

        (a)    Action by Majority    If a quorum is present when a vote is taken, the affirmative vote of a majority of Managers present is the act of the Board of Managers. Managers may not vote by proxy.

        (b)    Telephonic Meetings.    Any or all Managers may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all Managers and others participating in the meeting may hear each other. A Manager participating in a meeting by this means is deemed to be present in person at the meeting.

        4.8    Manager Action by Written Consent.    Any action required or permitted to be taken by the Board of Managers at a meeting may be taken without a meeting if all of the Managers consent to the action in writing. Action taken by written consent is effective when the last Manager signs the consent, unless the Board of Managers establishes a different effective date. Action taken by written consent shall have the same effect as action taken at a meeting of the Board of Managers and may be described as such in any document.

        4.9    Resignation of Managers.    A Manager may resign at any time by giving a written notice of resignation to the Company. A resignation of a Manager is effective when the notice is received by the Company unless the notice specifies a later effective date.

        4.10    Removal of Managers.    Any Manager may be removed with or without cause by the Members, at any time, by the decision of Members holding more than fifty percent (50%) of the aggregate Common Units of all Members.

        4.11    Appointment of Managers.    Except for the initial Managers, each Manager shall be elected at any time and from time to time by Members holding more than fifty percent (50%) of the aggregate Common Units of all Members. Any vacancy occurring in the Board of Managers, including a vacancy resulting from an increase in the number of Managers, shall be filled in the same manner.

        4.12    Manager Compensation.    Unless otherwise provided in the Articles of Organization, by resolution of the Board of Managers, each Manager may be paid his or her expenses, if any, of attendance at each meeting of the Board of Managers, and may be paid a stated salary as a Manager or fixed sum for attendance at each meeting of the Board of Managers or both. No such payment shall preclude any Manager from serving the Company in any capacity and receiving compensation therefor.

        4.13    Creation of Committees.    Unless the Articles of Organization provide otherwise, the Board of Managers may create an Executive Committee and such other committees as it may deem appropriate and appoint members of the Board of Managers to serve on such committees. Each committee must have two (2) or more members, one of whom shall be the Chief Executive Officer, if there be such an officer, and one of whom shall be the President of the Company.

        4.14    Approval of Committees and Members.    The creation of a committee and appointment of members to it must be approved by a majority of all the Managers in office when the action is taken; or the number of Managers required by the Articles of Organization to take such action.

        4.15    Required Procedures.    Sections 4.3 through 4.10 of this Agreement, which govern procedures applicable to the Board of Managers, also apply to committees and their members.

        4.16    Authority.    Unless limited by the Articles of Organization or the Act, each committee may exercise those aspects of the authority of the Board of Managers which the Board of Managers confers upon such committee in the resolution creating the committee.

        4.17    Authority of Executive Committee.    The Executive Committee (if there be one) shall have, and may exercise, all powers of the Board of Managers with respect to the management of the business and affairs of the Company during the intervals between the meetings of the Board of Managers.

        4.18    Compensation.    Unless otherwise provided in the Articles of Organization, the Board of Managers may provide for the payment of a fixed sum and/or expenses of attendance to any member of a committee for attendance at each meeting of such committee; provided, however, that no such payments shall be made to committee members who are salaried employees of the Company

ARTICLE 5

OFFICERS

        5.1    Officers.    The officers of the Company shall be a President, one or more Vice Presidents, a Secretary, and Treasurer, each of whom shall be appointed by the Board of Managers. The Board of Managers may appoint, but shall not be required to appoint, a Chairman of the Board, one or more Vice Chairmen of the Board, and a Chief Executive Officer. Such other officers and assistant officers as may be deemed necessary or appropriate may also be appointed by the Board of Managers. The same individual may simultaneously hold more than one office in the Company.

        5.2    Appointment and Term of Office.    The officers of the Company shall be appointed by the Board of Managers for such term as may be determined by the Board of Managers. If no term is specified, each officer shall hold office until the officer resigns, dies, or is removed in the manner provided in Section 5.4 hereof. If a vacancy shall occur in any office, or if a new office shall be created, the Board of Managers may appoint an officer or officers to fill such vacancy or new office, and such appointment shall be for the term determined by the Board of Managers. The designation of a specified term shall not grant or be deemed to grant to the officer any contract rights, and the Board of Managers may, with or without cause, remove such officer at any time prior to the end of such term.

        5.3    Resignation of Officers.    Any officer may resign at any time by giving written notice of resignation to the Company. A resignation of an officer shall be effective when the notice is received by the Company unless the notice specifies a later effective date.

        5.4    Removal of Officers.    Any officer or agent may be removed by the Board of Managers at any time, with or without cause. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of an officer or agent shall not of itself create or be deemed to create any contract rights.

        5.5    Chairman.    The Chairman of the Board, if there be such an officer, shall have the following powers and duties: (a) To be the senior officer of the Company and, in addition to the duties specified in this Section 5.5, to perform such duties as may be assigned to him by the Board of Managers; (b) to preside at all meetings of the Members of the Company; (c) to preside at all meetings of the Board of Managers; and (d) to be a Member of the Executive Committee of the Board of Managers, if any.

        5.6    Vice Chairman.    The Board of Managers may from time to time designate and appoint one or more Vice Chairmen. Each Vice Chairman shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Managers or by the Chairman of the Board. At the request or in the absence or disability of the Chairman, the Vice Chairman, if there be such an officer, may perform all the duties of the Chairman of the Board and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Chairman of the Board.

        5.7    Chief Executive Officer.    The Chief Executive Officer, if there be such an officer, shall be the principal executive officer of the Company and, subject to the control of the Board of Managers, in general, shall supervise and control all of the business and affairs of the Company. If neither a Chairman nor a Vice Chairman of the Board has been appointed, or in their absence, the Chief Executive Officer, when present, shall preside at all meetings of the Members and of the Board of Managers. The Chief Executive Officer may sign, with the Secretary or any other proper officer of the Company authorized by the Board of Managers, Unit Certificates for Common Units of the Company, the issuance of which shall have been authorized by this Agreement or by a resolution of the Board of Managers, and deeds, mortgages, bonds, contracts, or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Managers from time to time.

        5.8    President.    The President shall be an executive officer of the Company, and if there be no Chief Executive Officer, shall be the principal executive officer of the Company and, subject to the control of the Board of Managers, in general, shall supervise and control all of the business and affairs of the Company. In the absence of the Chief Executive Officer or in the event of his death, inability, or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. In the absence of the Chairman, the Vice Chairman, and the Chief Executive Officer, the President, when present, shall preside at all meetings of the Members and of the Board of Managers. The President may sign, with the Secretary or any other proper officer of the Company authorized by the Board of Managers, Unit Certificates for Common Units of the Company, the issuance of which shall have been authorized by this Agreement or by a resolution of the Board of Managers, and deeds, mortgages, bonds, contracts, or other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Chief Executive Officer, if there be such an officer, or the Board of Managers from time to time.

        5.9    Vice Presidents.    In the absence of the President or in the event of the President's death, inability, or refusal to act, the Vice President (if there be such an officer and, if there be more than one Vice President, the Vice Presidents in the order designated at the time of their appointment or, in the absence of any designation, then in the order of their appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may perform such other duties as from time to time may be assigned to such Vice President by the Chief Executive Officer, if there be such an officer, or by the President or by the Board of Managers.

        5.10    Secretary.    The Secretary shall have the following powers and duties: (a) to keep the minutes of the proceedings of the Members and of the Board of Managers and the other records and information of the Company required to be kept, in one or more books provided for that purpose; (b) to see that all notices are duly given in accordance with the provisions of this Agreement; (c) to be custodian of the organic records of the Company; and (d) in general, to perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Chief Executive Officer, if there be such an officer, or by the President or by the Board of Managers.

        5.11    Treasurer.    The Treasurer shall have the following powers and duties: (a) to have charge and custody of and be responsible for all funds and securities of the Company; (b) to receive and give receipts for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies, or other depositories as shall be selected by the Board of Managers; (c) in general, to perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the Chief Executive Officer, if there be such an officer, or by the President or by the Board of Managers; and (d) if required by the Board of Managers, to give a bond for the faithful discharge of the Treasurer's duties in such sum and with such surety or sureties as the Board of Managers shall determine.

        5.12    Assistant Secretaries and Assistant Treasurers.    The Assistant Secretaries, when authorized by the Board of Managers, may sign, with the Chief Executive Officer or the President or a Vice President or other authorized officer, Unit Certificates for the Common Units of the Company, the issuance of which shall have been authorized by this Agreement or by the Board of Managers. The Assistant Treasurers, if required by the Board of Managers, shall give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Managers shall determine. The Assistant Secretaries and the Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Executive Officer, if there be such an officer, or by the President or the Board of Managers.

        5.13    Salaries.    The salaries of the officers shall be fixed from time to time by the Board of Managers; provided, however, that the Board of Managers may in writing delegate to any person or group of persons the power to fix the salaries or other compensation of any subordinate officers or agents appointed in accordance with the provisions of Section 5.2 hereof. No officer shall be prevented from receiving any such salary or compensation by reason of the fact that he or she is also a Manager of the Company.

        5.14    Surety Bonds.    In the event the Board of Managers shall so require, any officer or agent of the Company shall execute to the Company a bond in such sums and with such surety or sureties as the Board of Managers may direct, conditioned upon the faithful performance of his or her duties to the Company, including responsibility for negligence and for the accounting for all property, monies, or securities of the Company which may come into his or her hands.

ARTICLE 6

CAPITAL STRUCTURE AND CONTRIBUTIONS

        6.1    Capital Structure.    The capital structure of the Company shall consist of one class of common interests (the "Common Units"). The Company shall have authority to issue one thousand (1,000) Common Units. Each Common Unit shall have one vote and shall otherwise be identical with each other Common Unit in every respect.

        6.2    Capital Contributions.

        (a)    Initial Contribution.    As its initial and only required contribution to the capital of the Company, the Initial Member shall contribute and deliver to the Company the sum of One Thousand Dollars ($1,000) in cash, in exchange for one thousand (1,000) Common Units of the Company.

        (b)    Additional Contributions.    The Board of Managers may authorize additional contributions at such times and on such terms and conditions as it determines to be in the best interest of the Company. No additional contribution shall be required on the part of any Member.

        (c)    Contributions Not Interest Bearing.    No Member is entitled to interest or other compensation with respect to any cash or property which such Member contributes to the Company.

        (d)    No Return of Contribution.    No Member is entitled to the return of any contribution prior to the Company's dissolution and winding up.

        6.3    Capital Accounts.    The Company will establish and maintain a capital account ("Capital Account") for each Member.

        (a)    General Maintenance.    A Member's Capital Account will be:

          (1)   increased by: (i) the amount of any money such Member contributes to the Company's capital; (ii) the fair market value of any property such Member contributes to the Company's capital, net of any liabilities the Company assumes or to which the property is subject; and (iii) such Member's share of Profits and any separately stated items of income or gain pursuant to Section 7.1(b)(1), (2), (3), or (4) hereof; and

          (2)   decreased by: (i) the amount of any money the Company distributes to such Member; (ii) the fair market value of any property the Company distributes to such Member, net of any liabilities such Member assumes or to which the property is subject; and (iii) such Member's share of Losses and any separately stated items of deduction, credit, or loss, including any deductions pursuant to Section 7.1(b)(4) hereof.

        (b)    Adjustments.    Each Member's Capital Account will be subject to the following adjustments:

          (1)    Distributions in Kind.    If at any time the Company distributes property in kind, it will adjust the Capital Accounts of the Members to account for their shares of any Profit or Loss the Company would have realized had it sold the property at fair market value and distributed the sales proceeds.

          (2)    Acquisitions and Redemptions.    If at any time a Person acquires any Common Units from the Company or the Company redeems any Common Units, the Company will adjust the Capital Accounts of the Members to account for their shares of any Profit or Loss the Company would have realized had it sold all of its assets at fair market value on the date of the acquisition or redemption.

        (c)    Transfer of Capital Account.    A transferee of any Common Units succeeds to the portion of the transferor's Capital Account that corresponds to the portion of the transferor's Common Units that is the subject of the transfer.

        (d)    Compliance with Code.    The requirements of this Section 6.3 are intended and will be construed to ensure that the allocations of the Company's income, gain, losses, deductions, and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

        6.4    Unit Certificates.    The Common Units owned by each Member shall be evidenced by one or more Unit Certificates. Each Unit Certificate shall be in the form approved from time to time by the Board of Managers and shall be executed by the Chief Executive Officer, if there be such an officer, or the President or any Vice President and by the Secretary or any Assistant Secretary (or other person designated by the Board of Managers).

        6.5    Register.    The Company shall keep or cause to be kept a register in which, subject to such regulations as the Board of Managers may adopt, the Company will provide for the registration of Common Units and the registration of transfers of Common Units. The Company shall maintain such register and provide for such registration. Upon surrender for registration of transfer of any Unit Certificate, and subject to the further provisions of this Section 6.5 and Section 6.6 and any limitations on transfer contained elsewhere in this Agreement, the Company will cause the execution, in the name of the registered holder or the designated transferee, of one or more new Unit Certificates, evidencing the same aggregate number of Common Units as did the Unit Certificate surrendered. Every Unit Certificate surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the registered holder thereof or such holder's authorized attorney.

        6.6    New Unit Certificates.    The Company shall issue a new Unit Certificate in place of any Unit Certificate previously issued if the record holder of the Unit Certificate (i) makes proof by affidavit, in form and substance satisfactory to the Board of Managers, that a previously issued Unit Certificate has been lost, destroyed, or stolen, (ii) requests the issuance of a new Unit Certificate before the Company has received notice that the Unit Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim, (iii) if requested by the Board, delivers to the Company a bond, in form and substance satisfactory to the Board, with such surety or sureties and with fixed or open liability as the Board may direct, to indemnify the Company, as registrar, against any claim that may be made on account of the alleged loss, destruction, or theft of the Unit Certificate, and (iv) satisfies any other reasonable requirements imposed by the Board.

        6.7    Common Units as a Security.    Common Units in the Company evidenced by a Unit Certificate shall constitute a security for all purposes of Article 8 of the Uniform Commercial Code promulgated by the National Conference of Commissioners on Uniform State Laws, as in effect in Utah or any other applicable jurisdiction. Utah law shall constitute the local law of the Company's jurisdiction in its capacity as the issuer of the Interests.

ARTICLE 7

PROFITS, LOSSES, AND DISTRIBUTIONS

        7.1    Allocation of Profit and Loss.

        (a)    General Allocation.    The Company's Profit or Loss for a Taxable Year, including the Taxable Year in which the Company is dissolved, will be allocated among the Members in proportion to their Common Units.

        (b)    Special Allocations.

          (1)   If a Member unexpectedly receives an adjustment, allocation, or distribution described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations that creates or increases a deficit in the Member's Capital Account as of the end of the Taxable Year, a pro rata portion of each item of the Company's income, including gross income and gain for the Taxable Year and, if necessary, for subsequent years will be allocated to the Member in an amount and manner sufficient to eliminate the deficit in the Member's Capital Account as quickly as possible.

          (2)   If a Member would have deficit in its Capital Account at the end of a Taxable Year that exceeds the sum of (i) the amount the Member is required to pay the Company pursuant to an obligation described in Section l.704-1(b)(2)(ii)(c) of the Regulations and (ii) the Member's share of Minimum Gain, a pro rata portion of each item of the Company's income, including gross income and gain, for the Taxable Year will be allocated to the Member in an amount and manner sufficient to eliminate the deficit in the Member's Capital Account as quickly as possible.

          (3)   If there is a net decrease in the Company's Minimum Gain during a Taxable Year, the items of the Company's income, including gross income and gain, for the Taxable Year and, if necessary, for subsequent Taxable Years will be allocated to the Members in proportion to their shares of the net decrease in Minimum Gain. If the allocation made by this paragraph would cause distortion in the economic arrangement among the Members and it is expected that the Company will not have sufficient income to correct that distortion, the Company may seek to have the internal Revenue Service waive the requirement for allocation in accordance with Section 1.704-2(f)(4)of the Regulations.

          (4)   Items of the Company's loss, deductions, and expenditures described in Section 705(a)(2)(B) of the Code that are characterized as "partner nonrecourse deductions" under Section 1.704-2(i) of the Regulations will be allocated to the Members according to the ratio in which the Members bear the economic risk of loss with respect to the nonrecourse liabilities to which such items are attributable.

          (5)   Items of income, gain, loss, and deduction with respect to property contributed to the Company's capital will be allocated between the Members so as to take into account any variation between book value and basis, to the extent and in the manner prescribed by Section 704(c) of the Code and related Regulations.

          (6)   If the special allocations required by this Section 7.1(b) result in Capital Account balances that are different from the Capital Account balances the Members would have had if the special allocations were not required, the Company will allocate other items of income, gain, loss, and deduction in any manner it considers appropriate to offset the effects of the special allocations on the Member's Capital Account balances. Any offsetting allocation required by this paragraph is subject to and must be consistent with the special allocations.

        (c)    Effect of Transfers During Year.    The Company will prorate items attributable to any Common Unit that is the subject of a transfer during a Taxable Year between the transferor and the transferee based on the portion of the Taxable Year that elapsed prior to the transfer.

        7.2    Tax Allocations.    For federal income tax purposes, unless the Code or Regulations otherwise require, each item of the Company's income, gain, loss, or deduction will be allocated to the Members in proportion to their allocations of the Company's Profit or Loss.

        7.3    Distributions.    The Board of Managers shall determine profits available for distribution and the amount, if any, to be distributed to the Members, and shall authorize and distribute on the Common Units, the determined amount when, as, and if declared by the Board of Managers. The distributions of the Company shall be allocated to the Members in proportion to their Common Units.

        7.4    Withholding Taxes.    The Company is authorized to withhold from distributions to the Members, or with respect to allocations to the Members, and to pay over to a Federal, state, or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other Federal, state, or local law. Any amounts so withheld shall be treated as having been distributed to the Members pursuant to this Article 7 for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to the Members, respectively.

ARTICLE 8

ACCOUNTS AND TAX MATTERS

        8.1    Books.    The Board of Managers shall cause to be maintained complete and accurate books of account of the Company's affairs at the Designated Office. Such books shall be kept on such method of accounting as the Board of Managers shall select.

        8.2    Required Records.    The Company will maintain at its Designated office, the following books, records, and other materials:

          (a)   A current list, in alphabetical order, of the full name and last-known business, residence, or mailing address of each Member and each Manager;

          (b)   a copy of the Articles of Organization, including any amendments;

          (c)   copies of any signed powers of attorney, if any, pursuant to which the Articles of Organization were signed;

          (d)   a copy of the writing(s) required of the Company's organizer pursuant to Section 48-2c-401(2) of the Act;

          (e)   copies of the Company's federal, state, and local income tax returns and reports for the three most recent Taxable Years;

          (f)    copies of the Company's financial statements for the three most recent Taxable Years;

          (g)   a copy of this Agreement, including any amendments;

          (h)   copies of the minutes of each meeting of the Board of Managers and any written consent of Managers; and

          (i)    copies of the minutes of each meeting of the Members and of any written consents of the Members.

        8.3    Access to Records.    Each current or former Member or Manager is entitled to inspect and copy, during regular business hours at the Company's Designated Office, any of the records described in Section 8.2, after first giving the Company written notice at least five business days before the inspection and copying is to occur. However, a former Member or Manger is entitled to inspect and copy only those records that pertain to the period of the former Member's or Manager's tenure as a Member or Manager, as the case may be, or are reasonably necessary to enable the former Member or Manager to establish a claim or defense in a controversy with the Company, or any Member or Manager, or any other Person. Any costs associated with the production or reproduction of the Company's records will be borne and paid in advance by the requesting current or former Member or Manager.

        8.4    Company Tax Returns.    The Board of Managers shall cause to be prepared and timely filed all tax returns required to be filed for the Company. Subject to Section 8.3 and so long as it is the sole Member, the initial Member may, in its sole discretion, make or refrain from making any tax election for the Company that it deems necessary.

        8.5    Tax Treatment.    To the extent the initial Member is the sole Member of the Company, (i) it is the intention of the initial Member that, solely for income tax purposes, the Company be treated as an entity that is disregarded as an entity separate from its owner, and (ii) the initial Member and the Company shall timely make all necessary elections and filings, if any, for income tax purposes such that the Company will not be treated as a separate entity, but, instead, will be treated for income tax purposes as an entity that is disregarded as an entity separate from its owner.

ARTICLE 9

DISSOLUTION

        9.1    Events of Dissolution.    The Company shall be dissolved upon the occurrence of any of the following events (each, an "Event of Dissolution"):

          (a)   January 1, 2080;

          (b)   the vote of Members holding more than fifty percent (50%) of the aggregate Common Units of all Members, to dissolve the Company, unless the dissolution is revoked in accordance with the provisions of Section 48-2c-1205 of the Act;

          (c)   any event that makes the Company ineligible to conduct its activities as a limited liability company under the Act;

          (d)   the Company's administrative dissolution under Section 48-2c-1207 of the Act, unless the company is reinstated within the time prescribed by Section 48-2c-1208 of the Act;

          (e)   entry of a decree of judicial dissolution pursuant to Section 48-2c-1213 of the Act; or

          (f)    any event or circumstance that makes it unlawful or impossible for the Company to carry on its business, unless the Company's incapacity to carry on its business is cured within 90 days after such event or circumstance.

        9.2    Exclusivity.    Except for an Event of Dissolution set forth in Section 9.1, no event shall result in the dissolution of the Company.

        9.3    Effect of Dissolution.

        (a)    Existence.    Upon its dissolution the Company shall continue its existence, but may not carry on any business or activities except as appropriate to wind up and liquidate its business and affairs.

        (b)    Appointment of Liquidator.    Upon the Company's dissolution, the Board of Managers may appoint a liquidator, who may but need not be a Manager. The liquidator (if appointed) will wind up and liquidate the Company in an orderly, prudent, and expeditious manner in accordance with the provisions of this Section 9.3.

        (c)    Final Accounting    The Board of Managers or the liquidator will make proper accountings (1) to the end of the month in which the event of dissolution occurred and (2) to the date on which the Company is finally and completely liquidated.

        (d)    Duties and Authority of Liquidator.    If appointed, the liquidator will make adequate provision for the discharge of all the Company's debts, obligations, and liabilities. The liquidator may sell, encumber, or retain for distribution in kind any of the Company's assets. Any gain or loss recognized on the sale of assets will be allocated to the Members' Capital Accounts in accordance with the provisions of Section 6.3. With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Member's Capital Accounts the amount of gain or loss that would have been recognized had the asset been sold at its fair market value.

        (e)    Final Distribution.    If appointed, the liquidator will distribute any assets remaining after the discharge or accommodation of the Company's debts, obligations, and liabilities to the Members in proportion to their Common Units. The liquidator will distribute any assets distributable in kind to the Members in undivided interest as tenants in common. A Member whose Capital Account is negative will have no liability to the Company, the Company's creditors, or any other Member with respect to the negative balance.

        (f)    Required Filings.    The Board of Managers or, if appointed, the liquidator will file articles of dissolution with the Division and take such other actions as are reasonably necessary or appropriate to effectuate and confirm the cessation of the Company's existence.

        (g)    Distribution in Kind.    All or any portion of the Company's assets may be distributed in kind to the Members in the event the Board of Managers or, if appointed, the liquidator, determines that it is in the best interest of the Company.

ARTICLE 10

TRANSFER OF INTEREST IN THE COMPANY

        The Initial Member may sell, assign, transfer, convey, gift, exchange, or otherwise dispose of any or all of its Common Units and, with the written consent of the initial Member and the Company, any assignee of such Common Units shall be admitted as a substitute Member of the Company.

ARTICLE 11

EXCULPATION AND INDEMNIFICATION

        11.1    Exculpation.    Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of the Members, or any officers, directors, stockholders, employees, representatives, or agents of any Member, nor any Manager of the Company, nor any officer, employee, representative, or agent of the Company (individually, a "Covered Person" and, collectively, the "Covered Persons") shall be liable to the Company or any other person for any act or omission (in relation to the Company, this Agreement, any related document, or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

        11.2    Indemnification.    To the full extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative ("Claims"), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business, or affairs. A Covered Person shall not be entitled to indemnification under this Section 11.2 with respect to (a) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith, or gross negligence or (b) any Claim initiated by such Covered Person unless such Claim (or part thereof) (i) was brought to enforce such Covered Person's rights to indemnification hereunder, or (ii) was authorized or consented to by the Members. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such claim upon receipt by the Company of an undertaking, in form and content reasonably satisfactory to the Board of Managers, by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 11.2.

        11.3    Amendments.    Any repeal or modification of this Article 11 by the Members shall not adversely affect any rights of such Covered Person pursuant to this Article 11, including the right to indemnification and to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 12

GENERAL PROVISIONS

        12.1    Required Amendments.    The Company and the Members will execute and file with the Division a certificate of amendment of the Articles of Organization when (a) there is a change in the Company's name, (b) there is a change in the character of the Company's business, as specified in the Articles of Organization, (c) there is a false or erroneous statement in the Articles, (d) there is a change in the Company's period of duration, (e) there is a change in the Company's management structure, or (f) there is a change in the identity of any Manager. If any such amendment results in inconsistencies between the Articles and this Agreement, this Agreement will be considered to have been amended in the specifics necessary to eliminate such inconsistencies.

        12.2    Amendments.    Except as otherwise provided in Section 12.1, all amendments to this Agreement and to the Articles of Organization shall require the prior written consent of the Initial Member. An amendment shall become effective as of the date specified in the consent of the Initial Member or, if none is specified, as of the date of such approval or as otherwise provided in the Act.

        12.3    Severability.    If any provision or clause of this Agreement is held to be invalid or unenforceable for any reason, such provision or clause shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions and clauses will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Members regarding this Agreement. Otherwise, any invalid or unenforceable provision or clause shall be replaced by the Members with a valid provision or clause which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

        12.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah, without giving effect to any of its conflicts of law rules or principles.

        12.5    Binding Effect.    This Agreement shall bind and inure to the benefit of the Company and the Members.

        12.6    Additional Documents and Acts.    The Members shall from time to time execute and deliver such additional documents and instruments and perform such additional acts as may be necessary to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and all of the transactions contemplated hereby.

        12.7    No Third-Party Beneficiary.    This Agreement is made solely for the benefit of the Company and the Members and, except as expressly provided in Article 11 hereof in respect of Covered Persons, no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

        12.8    Limited Liability Company.    The Initial Member intends to form a limited liability company and, except for income tax purposes only, does not intend to form a sole proprietorship or a partnership under the laws of the State of Utah or any other laws.

        12.9    Waiver.    No right under this Agreement may be waived, except by an instrument in writing signed by the party sought to be charged with the waiver.

        12.10    Resolution of Inconsistencies.    If there are inconsistencies between this Agreement and the Articles of Organization, the Articles of Organization will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Members cannot alter by agreement.

        12.11    General Construction Principles.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context clearly requires otherwise: (a) "amend" shall mean amend, amend and restate, supplement, or modify; and "amended" and "amendment" shall have meanings correlative to the foregoing; (b) in the computation of periods of time from a specified date to a later specified date, "from" shall mean from and including; "to" and "until" shall mean to but excluding; and "through" shall mean to and including; (c) "hereof;" "herein," and "hereunder" (and similar terms) in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) "including" (and similar terms) shall mean including without limitation (and similarly for similar terms); (e) "or" has the inclusive meaning represented by the phrase and/or; (f) any reference to an Article, Section, or other subdivision is to an Article, Section, or such other subdivision of this Agreement; and (g) words used herein, regardless of the number or gender specifically used, shall be deemed and construed to include any other number (singular or plural, part or whole) or any other gender (masculine, feminine, or neuter).

        IN WITNESS WHEREOF, the Initial Member has executed and delivered this First Amended and Restated Operating Agreement as of the day and year first above written.

INITIAL AND SOLE MEMBER:
HUNTSMAN CORPORATION
By:	/s/ SEAN DOUGLAS
Name:	Sean Douglas
Title:	Vice President and Treasurer

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FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF HUNTSMAN CHEMICAL COMPANY LLC
ARTICLE 1 DEFINITIONS
ARTICLE 2 THE COMPANY
ARTICLE 3 MEMBERS
ARTICLE 4 BOARD OF MANAGERS
ARTICLE 5 OFFICERS
ARTICLE 6 CAPITAL STRUCTURE AND CONTRIBUTIONS
ARTICLE 7 PROFITS, LOSSES, AND DISTRIBUTIONS
ARTICLE 8 ACCOUNTS AND TAX MATTERS
ARTICLE 9 DISSOLUTION
ARTICLE 10 TRANSFER OF INTEREST IN THE COMPANY
ARTICLE 11 EXCULPATION AND INDEMNIFICATION
ARTICLE 12 GENERAL PROVISIONS